Exhibit 10.1

EXCLUSIVE PATENT LICENSE AGREEMENT

This agreement (hereinafter referred to as “Agreement”) dated and effective as of:
17 December 2007 (“Effective Date”) is by and between:

Ethicon Endo-Surgery, Inc., a corporation organized under the laws of the State of Ohio, having its principal office at 4545 Creek Road, Cincinnati, Ohio 45242 (hereinafter referred to as “EES”)

AND

Cyberonics, Inc., having an address at 100 Cyberonics Blvd., Houston, TX 77058 (hereinafter referred to as “Licensor”).

(each a “Party” and both collectively the “Parties”)

TABLE OF CONTENTS

1.	BACKGROUND	3

2.	DEFINITIONS	3

3.	LICENSE GRANT AND SUBLICENSING RIGHTS	8

4.	PAYMENTS	9

5.	ASSIGNMENTS OF ROSLIN AGREEMENT AND RIGHTS OF FIRST REFUSAL	13

6.	RECORD KEEPING, REPORTS, CURRENCY & ROYALTY TRANSFER	15

7.	ENFORCEMENT	18

8.	PATENT PROSECUTION AND MAINTENANCE	19

9.	WARRANTIES AND RESPRESENTATIONS	21

10.	INDEMNIFICATION	24

11.	ZABARA LICENSE AGREEMENT	24

12.	TERM & TERMINATION	25

13.	MISCELLANEOUS	26

A.	ATTACHMENT A	34

B.	ATTACHMENT B	35

C.	ATTACHMENT C	37

D.	ATTACHMENT D	38

E.	ATTACHMENT E	39

F.	ATTACHMENT F	41

1.           BACKGROUND
a.	Licensor has represented to EES that it owns or has obtained exclusive licenses under the Licensed Patents (defined below).

a.	EES desires to obtain an exclusive license under the Licensed Patents from Licensor.

b.	Licensor is willing to grant such a license to EES upon the terms and conditions set forth below.

c.	Therefore, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

2.	DEFINITIONS

a.
“Affiliate” is any entity that directly or indirectly controls, is controlled by, or is under common control with EES, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

b.
“Calendar Quarter” means the usual and customary EES calendar quarter, used for internal accounting purposes, of approximately three (3) months, in which each of the first two months consist of four weeks and the third month consists of five weeks.

c.	“Calendar Year” shall mean the period of time commencing on January 1 and terminating on December 31 of each year.

d.
“Clinical(s)” shall mean any clinical trial or clinical trials on humans or animals of one or more Products such as those that are required to be performed in order to obtain approval or clearance from a Regulatory Agency before commencing commercial marketing and sale of such Products.

e.	“Current Net Selling Price” shall mean the net selling price of a product at the time of sale, net of the items referred to in Article 2.t (definition of “Net Sales”).

f.
“Field of Use” shall mean the treatment (including therapeutic or diagnostic) by means of a device that applies electrical signals directly or indirectly to the vagus, trigeminal or glossopharyngeal nerves i) for weight reduction, or ii) for hypertension or diabetes (including impaired fasting glycaemia, impaired glucose tolerance or insulin resistance) in patients having a body mass index of 25 or more.

g.	“First Commercial Sale” shall mean the first commercial sale of a Licensed Product by EES, not in connection with a Clinical, in an arms length transaction to an independent third party.

h.
“First Competitive Sale” shall mean the first U.S. commercial sale by an independent third party of any surgically implanted electrical stimulation device for the Field of Use, not in connection with a Clinical, in an arms length transaction to an independent party.

i.
“Force Majeure” shall mean any unforeseen causes beyond a Party’s control including, but without limitation, acts of God or public enemy, acts or other order of a government, fire, flood or other natural disasters, embargoes, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), shortage of fuel, power or raw materials, inability to obtain or delays of transportation facilities, incidents of war, or other unforeseen events causing the inability of a Party, acting in good faith with due diligence, to perform its obligations under this Agreement.

j.
“Licensed Know-How” is all unpatented technology, information, special abilities, inventions and/or know-how developed particularly for or useful primarily in the Field of Use owned or controlled by the Licensor as of the Effective Date of this Agreement, including any and all unpatented data, processes, techniques, methods, products, apparatuses, materials and compositions developed particularly for or useful primarily in the Field of Use, including, but not limited to, the Licensed Know-How, if any, listed in Attachment G.; provided, however, that, Licensed Know-How does not include any technology, information, special abilities, inventions or know-how developed particularly for or useful primarily in an indication outside the Field of Use, including, but not limited to, any invention made the subject of a patent application pending as of the Effective Date or any technology, information, special abilities, inventions or know-how relating to the design or manufacture of surgically implanted electrical stimulation devices and associated products.

k.	“Licensed Patent(s)” are the Licensed Cyberonics Patent(s) and the Licensed Roslin Patents.

l.
“Licensed Cyberonics Patent(s)” are the patents and patent applications listed in Attachment B1.  Licensed Cyberonics Patents shall also include any other counterparts of those listed in Attachment B1 worldwide, as well as any and all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation of those listed in Attachment B1.

m.	“Licensed Roslin Patents” shall mean those Licensed Patents as defined in the Roslin Agreement, including those patents listed in Attachment B2.

n.	“Licensed Product” shall mean any Licensed Cyberonics Product or any Licensed Roslin Product.

o.	“Licensed Method” shall mean any Licensed Cyberonics Method or any Licensed Roslin Method.

p.	“Licensed Cyberonics Method” is any procedure, the practice of which would, but for the licenses granted under this Agreement, infringe at least one Valid Claim of a Licensed Cyberonics Patent.

q.
“Licensed Cyberonics Product” is any device or component thereof, the manufacture, use or sale of which would, but for the licenses granted under this Agreement, infringe (including inducement to infringe) at least one Valid Claim of a Licensed Cyberonics Patent.

r.
“Licensed Roslin Method” is any procedure, the practice of which would, but for the license granted under this Agreement and the Roslin Agreement, infringe at least one Valid Claim of a Licensed Roslin Patent.

s.
“Licensed Roslin Product” is any device or component thereof, the manufacture, use or sale of which would, but for the licenses granted under this Agreement and the Roslin Agreement, infringe (including inducement to infringe) at least one Valid Claim of a Licensed Roslin Patent.

t.
“Licensed Other Product” is any device or component thereof, the manufacture, use or sale of which would, but for the licenses granted under this Agreement, infringe (including inducement to infringe) at least one Valid Claim of an Other Patent, and is not otherwise a Licensed Cyberonics Product or a Licensed Roslin Product.

u.
“Minimum Royalty Term” shall mean the period of time commencing upon Licensor giving EES written notice of the First Competitive Sale under Article 4.c and ending on February 1, 2011.  The Minimum Royalty Term shall be tolled for any period of time during which EES is able to demonstrate to the reasonable satisfaction of Licensor that no surgically implanted electrical stimulation device for the Field of Use is actively being offered for commercial sale by a third party.

v.
“Net Sales” is the revenue which EES or its Affiliates invoice for the sale of the Licensed Products to unaffiliated third parties, less the following amounts to the extent included in invoiced amounts:

i.	discounts, including cash discounts, or rebates actually allowed or granted;

ii.credits or allowances actually granted upon claims or returns regardless of the party requesting the return;

iii.freight charges paid by EES or its Affiliates for delivery; and

iv.taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party.

w.	“PMA” shall mean Pre-market Approval for medical devices as described under the FDC Act and Title 21 Code of Federal Regulations Part 814.

x.
“Product” is any device, the manufacture, use or sale of which would, but for the licenses granted under this Agreement, infringe (including inducement to infringe) at least one Valid Claim of a Licensed Patent.

y.	“Regulatory Agency” shall mean the U.S. Food and Drug Administration, U.S. Department of Health and Human Services, or any foreign government equivalent.

z.
“Regulatory Approval” shall mean approval or clearance from a Regulatory Agency to sell a Product including that granted by the FDA under a 510(k) or a PMA application process or a substantially equivalent foreign government process.

aa.	“Roslin Agreement” shall mean the License Agreement dated as of August 22, 2000 by and between Mitchell S. Roslin and Cyberonics, Inc., a copy of which is attached as Attachment D.

bb.	“Term” shall have the meaning as set forth in Article 12.a of this Agreement.

cc.
“Valid Claim” is a bona fide, unexpired issued claim in a Licensed Patent that has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or not appealed within the time allowed for appeal, and that has not been admitted to be invalid by the Licensor or its successors or assigns through reissue or disclaimer.

dd.	“Zabara Agreement” shall mean the License Agreement dated as of March 15, 1998 between Jacob Zabara and Cyberonics, Inc., a copy of which is attached as Attachment 0.

ee.	“510(k)” shall mean pre-market notification for medical devices as described under the FDC Act and Title 21 of the Code of Federal Regulations part 807, subpart E.

3.	LICENSE GRANT AND SUBLICENSING RIGHTS

a.
Subject to the terms and conditions of this Agreement, Licensor grants EES an exclusive worldwide license for the Field of Use under the Licensed Patents and Licensed Know-How to make, have made for, use, have used for, sell, have sold for, offer to sell, import and/or otherwise dispose of Products, to practice, have practiced for, teach and have taught for Licensed Methods, and to otherwise commercially exploit the Licensed Know-How and the technology disclosed in the Licensed Patents and Licensed Know-How.

b.
Subject to the terms and conditions of this Agreement, Licensor grants EES a non-exclusive worldwide royalty-free license for the Field of Use under each claim in a patent that issues to Licensor during the Term and that incorporates express reference to one or more of the following indications for use of nerve stimulation therapy: weight reduction, hypertension or diabetes (“Other Patents”).

c.
Licensor shall disclose to EES Licensed Know-How, if any, reasonably required to enable EES to enjoy the benefit of the licenses granted in this Agreement.  The parties shall agree as to the means by which such Licensed Know-How shall be communicated by Licensor to EES, such means to insure reasonably prompt transfer of the information to EES without imposing an undue burden on Licensor.

d.	EES shall have the exclusive right to grant sublicenses under the rights granted EES in this Agreement subject to the terms of this Article 3.c.

i.
EES shall have the right to extend the licenses granted herein to any of its Affiliates, upon the terms and conditions of this Agreement, and EES agrees to be responsible for the performance by such Affiliates of all of EES’s obligations hereunder, including without limitation the payment of earned royalties set forth in Article 4.b herein on Net Sales of the Licensed Product by the Affiliates to whom the licenses have been extended.

ii.EES shall have the right to extend sublicenses under the Licensed Patents to third parties (such licenses shall exclude Licensed Know-How and be restricted to the Field of Use), upon the terms and conditions of this Agreement.  Any sublicense that EES grants to a third party shall be nonexclusive.  EES shall provide written notice to Licensor of any sublicense granted to a third party.  The notice shall identify the sublicensee, provided that the agreement between EES and said sublicensee allows for such identification, but need not disclose the terms of the sublicense.  EES shall require any such sublicensee to mark its Licensed Products in accordance with 35 U.S.C. § 287

iii.EES shall pay Licensor an amount of revenue from the Licensed Products sold or royalties advanced by the third-party sublicensee equal to the amount Licensor would have received from EES if EES had sold such Licensed Product.

iv.Subject to the terms of this Article 3.c, the granting by EES of sublicenses shall be in the discretion of EES, and EES shall have the sole power to determine whether or not to grant sublicenses and the royalty rates and terms and conditions of any such sublicenses.

4.	PAYMENTS

a.
In consideration for the execution of this Agreement, and for the exclusive license granted to EES under Article 3 herein, EES shall pay Licensor the non-refundable sum of $9.5 Million within 15 business days after the Effective Date.

i.	Such payment shall be wired pursuant to instructions from Licensor.

b.	In further consideration for the license granted to EES under Article 3 herein, EES shall pay Licensor on a quarterly basis during the Term an earned royalty of:

1)	***% on Net Sales of any Licensed Cyberonics Product that is not a Licensed Roslin Product;

2)
***% on Net Sales of Licensed Roslin Product; provided that, EES shall pay Licensor ***% on Net Sales of Licensed Roslin Product as to which Licensor or EES is entitled to a credit against royalties in accordance with the Roslin Agreement; or

3)	***% on Net Sales of any Licensed Other Product.

i.
No earned royalties shall be payable on Net Sales of any Licensed Product in conjunction with any Clinicals.  No earned royalties shall be payable on Net Sales of any Licensed Product sold in a country before the date upon which EES obtains Regulatory Approval from such country.  For the avoidance of doubt, EES shall be obligated to pay royalties on Net Sales of any Licensed Product in countries where EES is exempt from obtaining Regulatory Approval for Licensed Products.

ii.No multiple earned royalties shall be payable because a Licensed Product is covered by more than one of the Licensed Patents.

iii.
For the avoidance of doubt, earned royalties payable on the Net Sales of a Licensed Product covered under a Valid Claim of a Licensed Roslin Patent shall be calculated solely as set forth in Attachment B1.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

iv.EES, in its sole discretion, may take a license from an unaffiliated third party under, or assignment of, patents or know-how that arguably cover in whole or in part any aspect of a Licensed Product or Licensed Method under terms requiring EES to pay such third party a lump sum and/or an earned royalty for the sale of such Licensed Product.  As to each country for which EES takes such a third-party license or assignment, the earned royalty EES pays Licensor on the Net Sales of the Licensed Product in such country under this Article 4.b shall be reduced by an amount equal to one-half of the earned royalty EES is required to pay such third party in such country; provided, however, that the earned royalty payable to Licensor shall in no case be reduced below a) ***% of Net Sales of a Licensed Cyberonics Product that is not a Licensed Roslin Product; or b) ***% on Net Sales of Licensed Roslin Product; provided that, EES shall pay Licensor no less than ***% on Net Sales of Licensed Roslin Product as to which Licensor or EES is entitled to a credit against royalties in accordance with the Roslin Agreement.  If EES takes such a third-party license or assignment for one or more lump sum payments only (no earned royalties), then the earned royalties EES pays Licensor on the Net Sales of the Licensed Product under this Article 4.b shall be reduced by 25% (but shall never be reduced below x) ***% of Net Sales of a Licensed Cyberonics Product that is not a Licensed Roslin Product; or y) ***% on Net Sales of Licensed Roslin Product; provided that, EES shall pay Licensor no less than ***% on Net Sales of Licensed Roslin Product as to which Licensor or EES is entitled to a credit against royalties in accordance with the Roslin Agreement) until the cumulative amount by which such royalties are reduced equals 25% of such lump sum payments.

c.	Licensor shall give written notice to EES showing evidence reasonably satisfactory to EES that the First Competitive Sale has occurred.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

i.	During the Minimum Royalty Term, EES shall pay Licensor a one-time payment of $*** Million within 60 days of EES receiving such written notice.

ii.During the Minimum Royalty Term, and commencing with the first Calendar Year after the First Competitive Sale, EES shall pay Licensor the minimum annual royalties as set forth in the following schedule.  Such amounts shall be paid quarterly and become due within 60 days following the end of the Calendar Quarter.  For the avoidance of doubt, the last such quarterly minimum royalty payment shall be due within 60 days following the end of the Calendar Year 2010, with no further quarterly minimum royalty payments due for the year 2011 and all subsequent Calendar Years during the Term.  In addition, for the avoidance of doubt, examples showing the manner in which these payments are made are set forth in Attachment C.

First Calendar Year after the First Competitive Sale	$*** Million
Second Calendar Year after the First Competitive Sale	$*** Million
Third Calendar Year after the First Competitive Sale	$*** Million

d.
For any given year during the Minimum Royalty Term, any minimum royalty amount payable by EES to Licensor for a given Calendar Quarter under Article 4.c shall be reduced by the earned royalty payable by EES to Licensor under Article 4.b for such given Calendar Quarter.  However, if the earned royalty payable by EES to Licensor under Article 4.b exceeds the minimum royalty owed by EES to Licensor under Article 4.c, then EES shall only pay the earned royalty amount owed to Licensor under Article 4.b.  The earned royalty payable on Net Sales of the Licensed Product for each Calendar Year during the Minimum Royalty Term shall be credited at the end of each Calendar Year to reflect any overpayment of such earned royalties with respect to the minimum royalty payments due during such Calendar Year, and such credit shall carry forward to subsequent Calendar Quarters as necessary.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

e.
Licensor shall consider the up-front payment set forth in Article 4.a above as complete satisfaction of any duty, whether express or implied, that could be imposed on EES to commercially exploit its rights during the term of this Agreement, and is accepted by Licensor in lieu of any best efforts or other obligation on the part of EES.  Furthermore,

Licensor acknowledges that EES has assumed sole responsibility for obtaining governmental approvals, including Regulatory Approvals, and Licensor shall not have any redress against EES for failure to perform under this Agreement if EES is unable or unwilling for any reason whatsoever to obtain such governmental approvals.

f.
In the event that a Licensed Product is sold as part of a surgical kit or combination product, then for purposes of computing earned royalties, the following guidelines shall apply to the determination of the selling price of the Licensed Products:

i.	Net Sales of such Licensed Product shall be based on the Current Net Selling Price of the Licensed Product sold as a stand-alone product; or

ii.If the computation set forth in Article 4.f.i cannot be made for any reason, then Net Sales of such Licensed Product shall be based on the product of (x) a fraction, the numerator of which is the standard material and labor cost of such Licensed Product and the denominator of which is the standard material and labor cost of all of the components within the surgical kit, times (y) the Current Net Selling Price of the surgical kit.

g.
In the event that EES sells a Licensed Product in a country where such sale is not covered by a Valid Claim of a Licensed Patent in that country and a third party is commercially selling a surgically implantable electrical stimulation device within the Field of Use in that country and such third-party device is manufactured in a country where such manufacturing is not covered by a Valid Claim of a Licensed Patent in the country of manufacture, then the amount of earned royalties EES owes Licensor under Article 4.b for sales in that country (including royalties previously reduced in Article 4.b.iv) will be reduced by 50%.  In the event that EES reduces royalties under this Article, EES shall give written notice to Licensor showing evidence, reasonably satisfactory to Licensor, that a third party is commercially selling a surgically implantable electrical stimulation device within the Field of Use in that country, including the country within which such device was manufactured.

5.	ASSIGNMENT OF ROSLIN AGREEMENT AND RIGHT OF FIRST REFUSAL

a.
Assignment.  Licensor hereby assigns, sets over and transfers to EES all of Licensor’s right, title and interest in, to and under the Roslin Agreement. Unless otherwise agreed to by the Parties herein, EES hereby accepts such assignment and assumes and agrees to pay, perform and discharge when due all of the liabilities and obligations of Licensor arising under the Roslin Agreement on or after the Effective Date.

i.
If EES terminates this Agreement in accordance with Section 12 (Term and Termination), subsection b or Licensor terminates this Agreement in accordance with Section 12.c, then EES shall, effective as of the date of termination, assign, set over and transfer to Licensor all of EES’ right, title and interest in, to and under the Roslin Agreement; provided that Licensor shall accept such assignment and assume and agree to pay, perform and discharge when due all of the liabilities and obligations of EES arising under the Roslin Agreement on or after the effective date of such assignment.

ii.Licensor and EES each hereby covenants and agrees that it will, at any time and from time to time if requested by the other Party, or its successors or assigns, do, execute, deliver and acknowledge, or will cause to be done, executed, delivered and acknowledged, to such other Party, or its successors or assigns, as the case may be, such and all further acts, assignments, assumptions and additional papers and instruments as such other Party may reasonably request, and do or cause to be done all acts or things as often as such other Party may reasonably request and which may be proper or necessary or advisable for better evidencing or effecting the assignments, assumptions and other agreements made hereby, and effectively to carry out the intent hereof.

b.
Right of First Refusal.  During the Term, if Licensor develops an invention that is capable for use within the Field of Use (the “Invention”) and elects, at its sole discretion, to license, sell or otherwise dispose of such Invention for the Field of Use, Licensor will be obligated to notify EES in writing of the Invention and provide EES with a copy of any patent application(s) for such Invention and any prototypes and other intellectual property developed relating to the Invention (the “Written Notification”).

i.
If EES is interested in licensing the Invention within the Field of Use, EES will have 90 days from the Written Notification (the “Option Period”) to negotiate an agreement to license the Invention (the "Invention License").

ii.
During the Option Period, Licensor shall negotiate in good faith in an effort to consummate the Invention License with EES.  If the Parties are unable to enter into the Invention License or agree in principle to enter into the Invention License by execution of a term sheet during the Option Period, then Licensor shall be free, during the twelve-month period commencing on expiration of the Option Period (the “Out-License Period”), to negotiate and enter into a license or assignment agreement with a third party or parties at pricing, terms, conditions and other provisions no less favorable to Licensor than provisions Licensor offered to EES.   If Licensor fails to conclude a license or assignment agreement with a third party during the Out-License Period and Licensor thereafter elects to license, sell or otherwise dispose of the Invention, then Licensor and EES shall follow the procedures outlined in this Section 5.b once again, commencing with Licensor’s Written Notification to EES.

iii.
If EES is not interested in acquiring the Invention for the Field of Use, EES shall provide to Licensor written notice to that effect within ninety (90) days from Written Notification for such Invention, and Licensor shall be free to negotiate with a third party the sale or license of the Invention.

iv.
For the avoidance of doubt, Licensor is obligated to offer EES the Right of First Refusal as defined in this Section 5.b. for each and every Invention Licensor develops that is capable for use within the Field of Use if Licensor elects, at its sole discretion, to license, sell or otherwise dispose of such Invention for the Field of Use.

6.	RECORD KEEPING, REPORTS, CURRENCY & ROYALTY TRANSFER

a.
EES shall keep accurate books and records of the Net Sales of Licensed Products, and of all payments due Licensor hereunder.  Commencing with the First Commercial Sale, EES shall deliver to Licensor written reports (“Reports”) of Net Sales of the Licensed Product during the preceding Calendar Quarter, on or before the sixtieth day following the end of each Calendar Quarter.  The Reports shall include Net Sales (including Net Sales by third-party sublicensees, if any), a calculation of the earned royalty due Licensor, and shall be accompanied by the monies due.  The earned royalty payable on Net Sales of the Licensed Product outside the U.S. shall be estimated for each Calendar Quarter, and adjusted at the end of each calendar year to reflect actual Net Sales and the earned royalty payable thereon.

b.
Licensor shall have the right after 30 days advance written notice to EES, at its own expense, to nominate an independent accountant acceptable to and approved by EES (which approval shall not be unreasonably withheld).  Such accountant shall have access to EES’s records during reasonable business hours for the sole purpose of verifying the royalties payable for the two preceding Calendar Years.  This right may not be exercised more than once in any Calendar Year.  Licensor shall solicit or receive only information relating solely to the accuracy of the Report and the royalty payments made according to Article 4.b, 4.e, and 4.f.  EES shall be entitled to withhold approval of an accountant if the accountant refuses to agree to the terms of a reasonable confidentiality agreement that protects EES’s confidential information, except as necessary for disclosure to Licensor to establish the accuracy of the Reports.

c.
All earned royalties and minimum royalties, including those based on sales outside the U.S., shall be paid in United States Dollars.  The rate of exchange for such payments from sales in a foreign country shall be the same rate as that used for internal financial accounting purposes, in accordance with Generally Accepted Accounting Principles, as reported in EES’s books.

d.
If a foreign government prohibits the transfer of royalties out of a particular foreign country, EES has the right to place Licensor’s royalties in a mutually acceptable independent bank account in the name of Licensor and under the complete control of Licensor, provided that EES informs Licensor of the name of the bank, the bank account number and the amount of money deposited therein.  After Licensor has been so notified, those monies will be considered completely controlled by Licensor, and EES will not have any further responsibility with respect to those monies or that bank account.  Licensor shall cooperate with EES to establish such an account if requested by EES.

e.
EES will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

i.
Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by EES on behalf of Licensor to the appropriate governmental authority, and EES will furnish Licensor with proof of payment of such tax.  Any such tax required to be withheld will be an expense of and borne by Licensor.

ii.EES and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by EES to secure a reduction in the rate of applicable withholding taxes.

iii.If EES had a duty to withhold taxes in connection with any payment it made to Licensor under this Agreement but EES failed to withhold, and such taxes were assessed against and paid by EES, then Licensor will indemnify and hold harmless EES from and against such taxes (excluding any penalty arising as a consequence of EES’s failure to withhold).  If EES makes a claim under this Article 6.e.iii, it will comply with the obligations imposed by Article 6.e.i as if EES had withheld taxes from a payment to Licensor.

f.
Unless prohibited by law or an agreement with a third party, prior to a public disclosure concerning pre-clinical and clinical data for the Licensed Products by EES or its clinical investigators, EES agrees to use commercially reasonable efforts to provide Licensor with an advanced summary of such pre-clinical and clinical data pertaining to the use of Products in the Field of Use. (For the avoidance of doubt any breach of this article 6.f by EES shall not be a material breach)

7.	ENFORCEMENT

a.
In the event that either Party becomes aware of an infringement in the Field of Use by a third party of any Licensed Patent hereunder, such Party shall notify the other of the infringement in writing within 30 days.

b.
EES shall have the right, but not the obligation, at its sole expense and with counsel of its own choice, to enforce the Licensed Patents in the Field of Use against any infringer, including the right to file suit for patent infringement naming Licensor as a party, and the right to settle such suit without Licensor’s consent.  Notwithstanding the foregoing, in no event shall EES enter into an agreement with a third party consenting to the invalidity or unenforceability of any Licensed Patent without the prior written consent of Licensor.  However, nothing herein shall preclude EES from challenging the validity or enforceability of any Licensed Patent in a court or patent office proceeding, or in a dispute resolution proceeding brought under Attachment A.  Licensor shall permit the use of its name in all such suits, sign all necessary papers, and do all reasonable things necessary, at EES’s expense, to facilitate the prosecution of such infringement suits.  EES shall incur no liability to Licensor as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it, including any decision holding any of the Licensed Patents invalid or unenforceable.  Nothing in this Agreement shall prohibit EES from challenging the validity or enforceability of a Licensed Patent in any venue.

c.
If EES prevails in such a suit or settles with such third party infringer, any and all settlement amounts, damages, and costs recovered in connection therewith shall first be allocated, pro rata, to Licensor’s and EES’s reasonable attorney’s fees and expenses, and next towards payment to Licensor of royalties based upon the sales of the infringing third-party devices equal to the amount Licensor would have received from EES if EES had sold such instruments.  EES shall keep the balance remaining from any recoveries, by way of judgment, award, decree or settlement resulting from such suit.

d.
If within 180 days following the notice required by Article 7.a EES fails either to file suit to enforce the Licensed Patents or to give Licensor written notice of its intent to file suit within a reasonable period of time, then Licensor shall have the right, but not the obligation, at its sole expense and with counsel of its own choice, to enforce the Licensed Patents in the Field of Use against any infringer, and the right to settle such suit without EES’s consent.  Notwithstanding the foregoing, in no event shall Licensor consent to the invalidity or unenforceability of any Licensed Patent without the prior written consent of EES.  Licensor shall incur no liability to EES as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it, including any decision holding any of the Licensed Patents invalid or unenforceable.

e.
If Licensor undertakes the enforcement or defense of the Licensed Patents by litigation, Licensor shall pay EES ***% of the balance remaining from any cash recoveries by way of judgment, award, decree or settlement resulting from such suit, after deduction of costs and attorneys fees, if not included in the recoveries.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

8.	PATENT PROSECUTION AND MAINTENANCE

a.
Licensor is solely responsible for the continued prosecution of any pending patent applications included in the Licensed Patents, as well as the prosecution of patent applications subsequently filed pursuant to Articles 8.a.ii and 8.a.iv below.

i.	Licensor shall issue as a patent each application included in the Licensed Patents which receives an allowance from the appropriate patent office.

ii.The parties shall consult with each other concerning the desirability of filing additional patent applications (continuations and divisionals) to seek an increase in the amount of protection afforded by the Licensed Patents.  Upon the reasonable request of EES, Licensor shall prepare and file such applications.

iii.Licensor shall pay all government fees in any given country required to maintain the Licensed Patents.

iv.To the extent not already barred, Licensor shall file patent applications in the following countries:
1)	EPO (All)
2)	Russia
3)	Mexico
4)	Canada
5)	Brazil
6)	Japan
7)	Australia
8)	India
9)	China
10)	Korea
11)	Israel
12)	Singapore
13)	Hong Kong

b.
Licensor shall file patent applications in other foreign countries which may be designated in writing by EES, and EES shall be permitted to consult with Licensor in the selection of foreign patent counsel and in the preparation and prosecution of said foreign patent applications.

c.
Licensor shall promptly notify EES in the event Licensor decides to abandon or discontinue prosecution of any one or more patent applications included in Licensed Patents, or discontinue maintaining an issued patent included in the Licensed Patents.

Such notification will be given as early as possible, which in no event will be less than 60 days prior to the date on which patent(s)\application(s) will become abandoned.

i.	Licensor may abandon, withdraw or discontinue prosecution of such patent(s)\application(s) by giving EES written notice at least 60 days prior to such abandonment.

ii.Thereafter, EES shall have the option, exercisable upon written notification to Licensor, to assume full responsibility for the maintenance and/or prosecution of such patent(s)\application(s), in which event all right, title and interest in and to such patent(s)\application(s) shall be promptly assigned by Licensor to EES.  Thereafter, EES shall have no further royalty obligations to Licensor for any Licensed Product covered solely by one or more claims of such patent(s)\application(s).

d.
EES shall reimburse Licensor for the reasonable attorney fees, maintenance fees, and other costs related to the filing, prosecution, and maintenance of the Licensed Patents incurred by Licensor after the Effective Date in all countries other than the United States.  Upon request from Licensor, EES shall make payment directly to the attorney prosecuting such applications if such attorney submits an invoice directly to EES.  EES shall not be responsible for and shall not be required to pay for any such prosecution and filing expenses under this paragraph unless such expenses are submitted to EES along with an invoice that provides an itemized accounting for expenses incurred and services actually rendered.  If Licensor grants any third party a license under a Licensed Patent outside of the Field of Use, all money due by EES for such Licensed Patent under this article 8.d shall be reduced by 50%.

e.	Within 60 days of the Effective Date, Licensor shall provide EES with copies of Licensor’s file histories for each patent application included in the Licensed Patents pending worldwide.

f.
Licensor shall promptly provide EES with all correspondence delivered to or received from any Patent Office in connection with the Licensed Patents.  EES, upon its own initiative, shall have the right to consult with Licensor regarding proposed amendments to the claims of patent applications included in the Licensed Patents during prosecution to ensure that the scope of patent coverage is adequate.

9.	WARRANTIES AND REPRESENTATIONS

a.	Each party represents and warrants to the other that:

i.	it has the power to execute, deliver and perform the terms and conditions of the Agreement and has taken all necessary action to authorize the execution, delivery and performance hereof;

ii.the execution, delivery or performance of this Agreement will not constitute a violation of, be in conflict with, or result in, a breach of any agreement or contract to which it is a party or under which it is bound;

iii.this Agreement constitutes the legal, valid and binding Agreement of such party enforceable in accordance with its terms; and

iv.in complying with the terms and conditions of this Agreement and carrying out any obligations hereunder, it will comply with all applicable laws, regulations, ordinances, statutes, decrees or proclamations of all governmental authorities having jurisdiction over such party.

b.	Licensor expressly warrants and represents as of the Effective Date that:

i.	it owns all right, title, and interest in and to, or owns an exclusive license under, the Licensed Patents and Licensed Know-How free and clear of all encumbrances,

and no third party has notified Licensor that it is claiming any ownership of or right to the Licensed Patents, except as indicated in the Roslin Agreement and the Zabara Agreement;

ii.it is presently aware of no patents or patent applications, not already previously disclosed to EES in writing, owned by a third party which would present any issue of infringement by reason of the manufacture, use or sale of any Product;

iii.no Licensed Patent is involved in any pending or threatened litigation, arbitration, administrative or other proceedings, or governmental investigation, other than ordinary patent application prosecution proceedings;

iv.it has not received any notice of invalidity or infringement of any of the Licensed Patents or obtained any legal opinions of counsel on patentability, validity or infringement related thereto;

v.	it is empowered to grant the licenses granted herein;

vi.it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third-party employers, whether written, oral or implied, which would be inconsistent with the licenses granted herein;

vii.it has fulfilled all of its obligations under the Roslin and Zabara Agreements including, but not limited to, its obligations under articles 3.02(a) and (b) of the Roslin Agreement resulting in Roslin receiving at least $150,000 under such articles;

viii.	it will not default its obligations under the Zabara Agreement; and

ix.	it is not aware of any information, such as prior art, that would raise a substantial question of the validity or enforceability of any of the Licensed Patents.

c.
EES MAKES NO REPRESENTATION OR WARRANTY THAT IT WILL MARKET A LICENSED PRODUCT OR, IF EES DOES MARKET A LICENSED PRODUCT THAT SUCH LICENSED PRODUCT SHALL BE THE EXCLUSIVE MEANS BY WHICH EES WILL PARTICIPATE IN THIS FIELD. FURTHERMORE, ALL BUSINESS DECISIONS INCLUDING, WITHOUT LIMITATION, THE DESIGN, MANUFACTURE, SALE, PRICE AND PROMOTION OF LICENSED PRODUCTS AND THE DECISION WHETHER TO SELL A LICENSED PRODUCT SHALL BE WITHIN THE SOLE DISCRETION OF EES.

d.	OTHER THAN THOSE MENTIONED ABOVE, NEITHER PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTIES, AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	INDEMNIFICATION

a.
Licensor shall be liable to EES for and shall defend, indemnify and hold EES (and its directors, officers, employees and agents) harmless against any liability, damages or loss, other than loss of potential sales, and from any claims, suits, proceedings, demands, recoveries or expenses (“Loss”), in connection with any Products arising out of, based on, or caused by:

i.	the gross negligence or intentional wrongdoing of Licensor and its Affiliates;

ii.breach by Licensor of any of its representations, warranties or covenants made herein.

b.
EES shall be liable for and shall defend, indemnify and hold Licensor (and it directors, officers, employees, and agents,) harmless against any Loss, in connection with any Product arising out of, based on or caused by:

i.	the gross negligence or intentional wrongdoing of EES, its Affiliates or sublicensees;

ii.breach by EES, its Affiliates or sublicensees of any of its representations, warranties or covenants made herein;

iii.alleged defects in material, workmanship, design, adequacy of warning, or other product liability claim with respect to Products manufactured, used or sold by EES, its Affiliates, or sublicensees; and

iv.claims of patent infringement made with respect to such Products.

11.	ZABARA LICENSE AGREEMENT

a.	Licensor will continue to assume all obligations and liabilities under the Zabara Agreement.

b.
Licensor shall provide written notice to EES concurrent with x) delivery of notice (written or otherwise) of Licensor’s intent to terminate the Zabara Agreement in accordance with Section 10 of the Zabara Agreement, or y) receipt of notice (written or otherwise) that the Zabara Agreement may be terminated in accordance with Section 10 of the Zabara Agreement.

i.
In the event the Zabara Agreement is terminated and provided that EES executes an agreement with Zabara that requires EES to pay a lump sum and/or an earned royalty under such agreement, then any earned royalty EES owes Licensor under this Agreement shall be reduced by an amount equal to the earned royalty EES is required to pay under such agreement. If EES is required to pay a lump sum(s) under such agreement, then the earned royalties EES pays Licensor under this Agreement shall be reduced by 50% until the cumulative amount by which such royalties are reduced equals the amount of such lump sum(s).

ii.In the event that the Zabara Agreement is terminated, EES shall not be liable to Licensor for earned royalties based upon post-termination sales of Products covered only by patents subject to the Zabara Agreement.

c.
In the event that the Zabara Agreement is terminated pursuant to Section 10 of the Zabara Agreement and without EES written consent to do so, Licensor shall pay EES $500,000 within 60 days after such termination.

12.	TERM & TERMINATION

a.
Unless otherwise terminated in accordance with the provisions below, the term of this Agreement (“Term”) shall be from the Effective Date until the date upon which the last of the Licensed Patents or Other Patents expires.

b.
EES may terminate this Agreement upon 90 days written notice to Licensor, and such termination shall become effective at the end of such 90-day notice period.  Provided Licensor has not breached any of its warranties and representations set forth in Article 9.b above, termination under this Article 12.b shall not relieve EES of its obligation to pay earned royalties incurred prior to the effective date of such termination.

c.
Either party may terminate this Agreement upon 120 days written notice for any material breach or default of the other party.  Such termination shall become effective at the end of the 120-day period unless during such period the party in breach or default cures such breach or default. Notwithstanding the preceding sentence, from the date either party notifies the other party that it wishes to commence a proceeding in accordance with the dispute resolution procedures set forth in Attachment A until the date such proceeding has been concluded, the running of the time period referred to in this paragraph for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy.

d.
Upon the termination of this Agreement, all rights and obligations of each party to this Agreement will terminate, except obligations for breaches of this Agreement occurring prior thereto.  Articles 10 and 13.j shall expressly survive any termination.

13.	MISCELLANEOUS

a.	All business decisions, including without limitation the design, manufacture, sale, price and promotion of the Licensed Product shall be within the sole discretion of EES.

b.
After the Effective Date, Licensor may issue the press release set forth in Attachment E. In all other circumstances, no Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties other than acknowledging the existence of any arrangement between the Parties, without the prior written consent of the other Party, except where such publicity, news release or other public announcement is required by law or regulation (including U.S. securities laws and regulations); provided that in such event, the Party issuing same shall still be required to consult with the other Party a reasonable time prior to its release to allow the other Party to comment on the use of its name and, after its release, shall provide the named Party with a copy thereof.

c.
All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by, facsimile or other telegraphic means:

i.	In the case of Licensor:
Chief Executive Officer
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, Texas 77058

With a copy to (which will not constitute notice):
Vice President & General Counsel
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, Texas 77058

ii.	In the case of EES:

President
Ethicon Endo-Surgery, Inc.
4545 Creek Road
Cincinnati, Ohio 45242

With a copy to (which will not constitute notice):
Chief Patent Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
Cincinnati, Ohio  08933

iii.Such addresses may be altered by written notice given in accordance with this Article.

d.
Either Party may assign this Agreement or any rights and obligations contemplated herein to an Affiliate or to a company acquiring substantially all of the Party’s assets to which this Agreement relates without the consent of the other Party.  In all other instances, neither party shall assign this Agreement, any portion thereof nor any rights granted hereunder without the prior written consent of the other party.  Licensor shall not assign, sell, convey, dedicate to the public or otherwise dispose of any intellectual property licensed hereunder, including any Licensed Patents, without EES’s prior written consent.  Licensor shall indemnify and hold EES harmless from all liabilities, demands, damages, expenses and losses resulting from any such unauthorized act.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors and assigns.

e.
Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by Force Majeure, in which case any time for performance hereunder shall be extended by the actual time of delay caused by such Force Majeure.

f.
The waiver by either party, whether express or implied, of any provisions of this Agreement, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.  Failure to terminate this Agreement following breach or failure to comply with this Agreement shall not constitute a waiver of a party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

g.
Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

h.
All rights and licenses granted under or pursuant to this Agreement by Licensor to EES are, for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  The parties agree that EES, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Licensor agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property.  If a case is commenced by or against Licensor under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by Licensor or provide to EES all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, as EES may elect in a written request, immediately upon such request.  If a Bankruptcy Code case is commenced by or against Licensor, this Agreement is rejected as provided in the Bankruptcy Code and EES elects to retain its rights hereunder as provided in the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide to EES all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns immediately upon EES’s written request therefor.  All rights, powers and remedies of EES provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Licensor.  EES, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

i.
The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, joint venturers or employer and employee.  Neither party shall hold itself out to others or seek to bind or commit the other party in any manner inconsistent with the foregoing provisions of this Article.

j.	The parties agree to be bound by the dispute resolution provisions set forth in Attachment A attached hereto.

k.
It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein.  The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action.  Accordingly, this Agreement constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and supersedes all prior oral or written promises, representations, conditions, provisions or terms related thereto.  The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

l.	The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

m.	Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement:

i.	words in the singular will be held to include the plural and vice versa;

ii.words of one gender will be held to include the other genders as the context requires;

iii.“or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

iv.a reference to any agreement or other contract includes amendments thereto;

v.	a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder;

vi.a reference to a person includes its permitted successors and assigns;

vii.a reference in this Agreement to an Article, Section, Attachment, Annex, Exhibit or Schedule is to the referenced Article, Section, Annex, Exhibit or Schedule of this Agreement;

viii.the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the attachments hereto) and not to any particular provision of this Agreement;

ix.all references to “$” or “dollars” herein mean U.S. dollars;

x.
each of the representations, warranties, covenants and conditions contained herein is separate and not limited or satisfied by the existence, wording or satisfaction of any other representation, warranty, covenant or condition contained herein.

n.
The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent interpretation arises, this Agreement shall be construed as if jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

o.
The parties are entering into this Agreement in good faith and after careful contemplation of terms, with the advice of counsel.  The Parties are not entering into this Agreement because of duress, whether financial or otherwise, nor has a Party identified any such duress to any other Party.

p.	This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware.

q.
This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

This Agreement is signed on the dates set forth below by duly authorized representatives of EES and the Licensor, respectively.
Cyberonics, Inc.	Ethicon Endo-Surgery, Inc.

By: /s/ Daniel J. Moore	By: /s/ Michelle Brennan
Daniel J. Moore	Michelle Brennan
Chief Executive Officer	Worldwide Vice President
Business Development & Strategy

Date: 12.17/07	Date: 12/17/07

 [ATTACHMENTS TO FOLLOW]

Attachment A
Dispute Resolution Clause

Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Wilmington, DE and the arbitrator shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to appointment of the arbitrator or thereafter if he is unavailable, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.
Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.

Attachment B1
Licensed Cyberonics Patents

Patent or Application Publication Number	Title
5,188,104	Treatment of Eating Disorders by Nerve Stimulation
5,231,988	Treatment of Endocrine Disorders by Nerve Stimulation
5,263,480	Treatment of Eating Disorders by Nerve Stimulation
5,540,730	Treatment of Motility Disorders by Nerve Stimulation
5,540,734	Cranial Nerve Stimulation Treatments Using Neurocybernetic Prosthesis
5,707,400	Treating Refractory Hypertension by Nerve Stimulation
20060247719	Weight Loss Method and Device
20060247721	Identification of Electrodes for Nerve Stimulation in the Treatment of Eating Disorders
20060247722	Noninvasively Adjustable Gastric Band
20070027483	Stimulating Cranial Nerve to Treat Disorders Associated with the Thyroid Gland
20070027484	Autonomic Nerve Stimulation to Treat a Pancreatic Disorder
20070027492	Autonomic Nerve Stimulation to Treat a Gastrointestinal Disorder
20070027498	Selective Nerve Stimulation for the Treatment of Eating Disorders
20070093870	Cranial Nerve Stimulation to Treat Eating Disorders

Attachment B2

Roslin Patents

Patent or Application Publication Number	Title
6,587,719	Treatment of Obesity by Bilateral Vagus Nerve Stimulation
6,609,025	Treatment of Obesity by Sub-Diaphragmatic Nerve Stimulation
7,299,091	Treatment of Obesity by Bilateral Vagus Nerve Stimulation
20040039427	Treatment of Obesity by Sub-Diaphragmatic Nerve Stimulation

Attachment C
Minimum Royalty Payment Examples

Example 1

-	The First Competitive Sale occurs in November of 2007 and the competitive Product remains on the market thereafter.

Period	Minimum Royalty Payment
Upon notice, 2007	$***
1Q, 2008	$***
2Q, 2008	$***
3Q, 2008	$***
4Q, 2008	$***
1Q, 2009	$***
2Q, 2009	$***
3Q, 2009	$***
4Q, 2009	$***
1Q, 2010	$***
2Q, 2010	$***
3Q, 2010	$***
4Q, 2010	$***

Example 2

The First Competitive Sale occurs in January of 2008.  In May of 2009, the competitive Product is pulled from the market.  In December of 2009, a second competitor launches a Product and remains on the market thereafter.

Period	Minimum Royalty Payment
Upon notice, 2008	$***
1Q, 2009	$***
2Q, 2009	–
3Q, 2009	–
4Q, 2009	–
1Q, 2010	$***
2Q, 2010	$***
3Q, 2010	$***
4Q, 2010	$***

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

Attachment D
Roslin Agreement

LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of August 22, 2000 (the “Effective Date”) by and between Mitchell S. Roslin, M.D., a citizen of the United States of America residing in New York, NY (“Licensor”), and Cyberonics, Inc., a Delaware corporation with offices in Houston, Texas (“Licensee”).

Recitals:

Licensee is engaged in designing, developing, investigating, testing, and marketing specialized medical devices primarily used or to be used for treating disorders by nervous system stimulation, and owns basic patents related to the use of nerve stimulation for eating, endocrine and other disorders, including patents on the use of vagus nerve stimulation (VNS) to treat obesity;

Licensor is medical doctor licensed to practice medicine in the State of New York, and is a co-inventor with Burke T. Barrett of Licensee and Ramesh Reddy, M.D. on a United States patent application for bi-lateral VNS for the treatment of obesity, Serial No. 09/346,396, filed on or about July 1, 1999, and/or continuations or divisions thereof, and a PCT counterpart application thereof (collectively, “the ‘396 Application”), the original animal studies for which were initiated by Licensor with participation, assistance, support, advice and devices of Licensee; and

Licensee and Licensor desire to enter into an agreement under which Licensee will acquire from Licensor the exclusive right and license to practice the inventions) covered by the ‘396 Application to the fullest extent of Licensor’s right, title and interest in and to the invention(s), and in and to all other inventions conceived, made, reduced to practice, owned or controlled by Licensor in the field of nervous system stimulation, on the terms and conditions set forth in this Agreement.

In consideration of the foregoing recitals, and the mutual undertakings set forth herein, Licensee and Licensor (collectively, “the Parties”) do hereby AGREE AS FOLLOWS:

ARTICLE I
Definitions.

As used in this Agreement, terms shall have the following meanings:

1.01           “Confidential Information” shall mean information of Licensee relating to its business plans, experimental products, research or development activities, financial information, identity of customers and key personnel, marketing and distribution, and other transactions, actual or prospective, treated by Licensee as secret and protected as such by confidentiality or nondisclosure agreements or the like and by applicable marking of documents and other tangible items with words indicative of information of confidential or secret content and with applicable notice where the content is communicated orally or visually.

1.02           “FDA” shall mean the U.S. Food and Drug Administration, which has responsibility under the law for, among other things, establishing protocol for clinical investigation of medical devices and granting Investigational Device Exemption (“IDE”), determining from results of clinical investigation whether a medical device is safe and effective for treating a disease or disorder, and granting Pre-Market Approval (“PMA”) of medical devices.

1.03           “Invention” shall mean an advance, innovation, discovery, or improvement in a product, process, method, or technique, whether patentable or not, conceived, made, or reduced to practice by Licensor, alone or with others, or owned or controlled in whole or in part by Licensor, at any time during the term of this Agreement, in the field of nervous system stimulation.

1.04           “Licensed Patents” shall mean United States patent application Serial No. 09/346,396 filed July 1, 1999 in the names of Mitchell Roslin and others for “Treatment of Obesity by Bilateral Vagus Nerve Stimulation”, and all continuations, continuations in part and divisions thereof, all patents issued, reissued, reexamined, and renewed (e.g., by payment of maintenance fees or annuities, as the case may be) thereon, and all counterparts (i.e., corresponding applications and patents) and equivalents (i.e., statutorily protected or designated by status of invention, characterized as other than a patent application or patent) thereof filed or issued in other countries (including but not limited to nationalizations under the Patent Cooperation Treaty (PCT) in the name (with or without others), on behalf, or with concurrence of Licensor; and any and all Inventions, whether or not applications for patent, patents or equivalents are filed thereon, and, if filed, such patent, patents or equivalents. The Licensed Patents as of the Effective Date hereof are set forth in Exhibit A (attached hereto and integrated herein), subject to modification from time to time to add newly arising, filed or issued Licensed Patents as provided herein.

1.05           “Licensed Products” shall mean any and all products, devices, apparatus, and systems, and “Licensed Methods” shall mean any and all methods, techniques, and processes, covered by any claim(s) of the Licensed Patents.

1.06           “Net Sales” shall mean gross sales of Licensed Products by Licensee or its sublicensee(s), as the case may be, less taxes and tariffs (by whatever name they may be designated) imposed by governmental authorities on the manufacture, sale, importation, lease or storage of Licensed Products and actually paid by Licensee (or its sublicensee(s)); packing and freight charges (including insurance costs for transportation) actually included in Licensee’s (or its sublicensee’(s’)) invoices for Licensed Products; and credits for returns, discounts, and allowances actually granted by Licensee (or it sublicensee(s)) to customers for Licensed Products. In the event that a Licensed Product is disposed of in a transaction with a third party other than an arms length sale between unrelated parties, the transaction shall be treated and accounted for by Licensee and its sublicensees, as applicable, as a typical sale at the average gross sales price of the Licensed Product by Licensee or the sublicensee, as the case may be, in the market in which such transaction occurred.

1.07           “License Fee” shall mean a fee paid to Licensee by a sublicensee for the privilege of receiving a sublicense, which is neither based on Net Sales by the sublicensee nor deductible from royalties paid or payable to Licensee by the sublicensee for its Net Sales.

ARTICLE II
Grant of License.

2.01           Exclusive License.  Licensor agrees to grant and hereby does grant to Licensee the exclusive worldwide right and license to all of Licensor’s rights in and to the Licensed Patents, including but not limited to the exclusive worldwide right and license to make, have made, use, sell, import, export and otherwise dispose of the Licensed Products, and to practice the Licensed Methods.

2.02           Right to grant Sublicenses.  The license granted to Licensee hereunder shall include the exclusive right to grant sublicenses to third parties for the exercise of any or all of the rights granted in the Licensee’s license in any territory constituting a country, portion of a country, or countries of the world.

Article III.
Royalties; Advances; Audit.

3.01           Royalties.

(a)           Licensee shall pay Licensor Royalties at the royalty rate specified in Exhibit B applied to (i) Net Sales of Licensed Products by Licensee and its sublicensees and (ii) any License Fees received by Licensee on account of sublicenses.

(b)           Royalties shall be deemed earned when sales are made, but shall be due and payable quarterly in United States dollars, within 90 days after the end of the fiscal quarter of Licensee in which the applicable sales were made. Only one Royalty shall be due per Licensed Product sold, regardless of the number of Licensed Patents and/or claims that may apply or the number of times a Licensed Product may be used to practice Licensed Methods.

(c)           With each quarterly payment of Royalties, Licensee shall furnish a quarterly report to Licensor setting forth its own and its sublicensees’ cumulative gross sales, permitted deductions and resulting Net Sales of the Licensed Products, License Fees and the Royalty payment due thereon for the applicable fiscal quarter. If no sales of Licensed Products were made in the quarter by Licensee or its sublicensees, the report shall so state.

3.02           Advances.

(a)           Annual.  Licensee shall pay Licensor annual advances (“Annual Advances”) against earned Royalties in the amount of $25,000.00 each, to be paid on January 1 of each year, retroactive to January 1, 2000, for a period of five years ending December 31, 2004 (totaling $125,000.00), or until the first sale of a Licensed Product, whichever occurs first.

Annual Advances shall be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).

(b)           Milestone.  Licensee shall also pay Licensor advances for each of the following milestones against future earned Royalties (“Milestone Advances”), within 30 days after the respective milestone is first reached during the term of this Agreement, in the following amounts (up to a maximum cumulative amount of $325,000.00): (1) $25,000.00 upon the first implant by Licensor of a Licensee VNS device in a patient in the pilot clinical study of VNS as a treatment for obesity (which milestone the parties acknowledge has been reached as of the date hereof), (2) $50,000.00 upon completion of a 30-patient pilot clinical study of VNS as a treatment for obesity, (3) $100,000.00 upon completion of a pivotal or Phase III clinical study of VNS as a treatment for obesity that would support a Premarket Approval (PMA) application to FDA and submission of the results of that study as part of a PMA application submission to the FDA, and (d) $150,000.00 upon FDA approval of VNS for the treatment of obesity. A prerequisite for the payment of each Milestone Advance, in addition to actual achievement of the respective milestone, is that Licensor shall have performed the implant for milestone (1), and, except in the event of either his death or a disability that prevents him from doing so, Licensor shall have been an active advisor and clinical investigator in the achievement of each of milestones (2), (3) and (4). Milestone Advances shall be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).

(c)           Deductibility.  To the extent that either or both the Annual Advances and Milestone Advances cannot be deducted from earned Royalties because of an insufficiency of Net Sales of Licensed Products, the non-deducted amounts of such advance payments shall not be refundable by Licensor.

3.03           Audit.

(a)           Licensee shall maintain books and records according to generally accepted accounting principles bearing on its sales of the Licensed Products, and shall, on not less than 30 days’ advance notice of Licensor’s intent to audit, make same available for inspection and audit on its own premises during Licensee’s regular business hours. Any such audit(s) shall be performed by a CPA designated and paid by Licensor(Licensor’s auditor), not more often than annually during the term of this Agreement, with respect to applicable sales made in the preceding calendar year.

(b)           Licensee shall promptly pay any deficiency in Royalties payable to Licensor uncovered by audit, with interest at an annual rate of 1% over the prime rate, calculated from the date(s) the underpaid amount(s) should have been paid. If the deficiency exceeds 10% of the Royalties actually earned for the year under audit, Licensee shall reimburse Licensor’s cost of the audit. Licensor’s agreement with its auditor shall require the auditor not to disclose to third parties Confidential Information of Licensee obtained from the audit, and Licensee may require Licensor’s auditor to sign a non-disclosure agreement to that effect prior to allowing the audit.

3.04           Change of Control.  In the event that Licensee undergoes a change in control (measured as a change in legal or beneficial ownership, or a combination thereof, by a single entity of more than 50% of Licensee’s capital stock entitled to vote for the election of directors) from that which existed at the Effective Date, Licensor shall, upon the occurrence of the change of control, be within 60 days after the change of control is effected, due in cash the difference between $450,000.00 and the sum of any Annual Advances or Milestone Advances that have been made as of the occurrence of the change of control (such difference being the “Accelerated Change of Control Payment”). Upon payment of the Accelerated Change of Control Payment, Licensor will no longer be entitled to any additional Annual Advances or Milestone Advances and a total of $450,000 (including any Royalties that have already been deducted as of the occurrence of the change of control) will be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).

Article IV.
Prosecution and Maintenance of Licensed Patents.

4.01           Prosecution.  Licensee shall have the right to prosecute or have prosecuted and bear the entire cost of prosecuting the ‘396 Application, and all other applications among the Licensed Patents, including any applications for patent or counterpart applications Licensee may elect to file or have designated and Licensee shall pay all government fees designated for maintaining the pendency of such applications and of patents maturing therefrom.

4.02           Notice.  Licensor shall give Licensee notice of each and every Invention within 30 days after conception thereof; and shall not make an Invention public without first having given Licensee both notice thereof and a reasonable opportunity to file a patent application on the Invention.

Article V.
Infringement.

5.01           Of Patents of Third Parties by Licensee or Its Sublicensees.  Licensee and/or its sublicensees shall defend at their own expense all suits brought against them for infringement of third party patents by their respective manufacture, use, sale, or other disposition of Licensed Products. In no event shall Licensee enter into a settlement containing terms purporting to affect the validity or scope of a Licensed Patent without obtaining prior written consent of Licensor, which shall not be withheld unreasonably.

5.02           Of the Licensed Patents by Third Parties.  During the term of this Agreement, Licensee shall have the option but not the obligation, at its own expense, to investigate and prosecute infringements of the Licensed Patents. Licensee shall be entitled to the entirety of any recovery by way of settlement or award of money damages based on a claim of infringement of a Licensed Patent (collectively, “Claim”), provided, however, that any such recovery shall be treated as Net Sales and subject to Licensor Royalties. If Licensee declines to take action against an alleged infringer, it shall so notify Licensor who shall then have the right to prosecute the infringer at its own expense, and in that event, Licensor and Licensee shall share equally the amount of the recovery, if any, after deduction of Licensor’s costs, including attorney fees, incurred for such prosecution.

5.03           Joinder and Cooperation of Licensee.  Licensee may join Licensor as a party plaintiff in any suit or counterclaim instituted by Licensee for infringement or in defense of validity of a Licensed Patent, provided that Licensee shall indemnify and hold harmless Licensor from and against any damages, losses, awards, costs, and expenses (including attorney’s fees) accrued as a result of or arising from or in connection with such joinder. Whether joined or not, Licensor agrees upon Licensee’s request to provide reasonable assistance and cooperation to Licensee in advancing a Claim or in defending the validity of a Licensed Patent, subject only to Licensee’s reimbursement or direct payment of costs incurred by Licensor for or in connection with such assistance and cooperation.

5.04           Non-refundable Royalties; Adjustment.  Licensee shall not be entitled to a refund of Royalties paid to Licensor, but if one or more (but less than all) of the Licensed Patents is held by final decision of a court of last resort (as the result of an appeal or a failure to timely prosecute an appeal) to be invalid or unenforceable, Licensor and Licensee shall promptly negotiate an equitable downward adjustment of the royalty rate as to the remaining patents which shall apply to future Net Sales and Exhibit B shall be modified in writing accordingly.

Article VI.
Representations and Warranties.

6.01           By Licensor.  Licensor represents and warrants to Licensee that, as of the Effective Date of this Agreement:

(a)           Licensor owns an undivided interest in the Licensed Patents and has complete power and authority to enter into this Agreement and to grant the rights and licenses granted herein to Licensee.

(b)           Licensor is not aware of any information which is material to the patentability or validity of the ‘396 application that he not already brought to the attention of Licensee.

(c)           Licensor has not entered into any agreement or understanding with any third party that conflicts with this Agreement or the rights and licenses granted herein to Licensee.

6.02           By Licensee.  Licensee represents and warrants to Licensor that, as of the Effective Date of this Agreement:

(a)           Licensee has complete power and authority to enter into this Agreement, and to accept and perform all of its other obligations on the terms and conditions set forth herein.

(b)           Licensee does not require any approval from any third party to enter into this Agreement.

(c)           Licensee’s entry into this Agreement will not conflict with any other agreement or understanding it has with a third party.

(d)           Licensee will defend, indemnify and hold harmless Licensor from and against any liability for manufacture, use, sale, or other activity relating to the Licensed Products or practice of the Licensed Methods, including without limitation all costs, fees (including attorney’s fees), awards, damages, fines, and penalties finally awarded against Licensee or Licensor for any Claim of personal injury, death, emotional distress, property damage, or any other casualty or risk whatsoever. Licensor shall promptly notify Licensee of any Claim or communication relating thereto made to Licensor, shall furnish reasonable assistance and information to Licensee for defense or settlement of such claim, and shall give Licensee authority to assume control of the defense or settlement of the Claim including the right to appoint counsel to implement such defense or settlement.

6.03           Disclaimers. Nothing contained in this Agreement shall constitute a representation or warranty by Licensor that:

(a)           a patent will issue from any application encompassed within the Licensed Patents or Improvement Patents; or

(b)           the Licensed Patents are valid or enforceable; or

(c)           the manufacture, use, sale, or other activity relating to the Licensed Products or practice of the Licensed Methods will be free from infringement of third party patent(s).

Article VII.
Term and Termination.

7.01           Term. This Agreement shall commence on the Effective Date, and shall remain in force until the last Licensed Patent expires or is held invalid or unenforceable, unless terminated earlier as provided herein.

7.02           Termination.

(a)           Licensor or Licensee may terminate this Agreement and the licenses and rights granted to Licensee herein by notice given to the other at any time after 90 days from date of notice to the other of a breach which has not been cured prior to the termination notice; provided, however, if the breach is other than a failure to pay money and cannot reasonably be cured within 90 days but the party charged with having committed the breach has taken reasonable steps to effect a cure within that period and is acting with diligence to complete the cure, then the notice period for breach shall be extended until the cure is effected, not to exceed an additional 60 days. The licenses and rights granted herein shall terminate upon termination of this Agreement.

(b)           Upon termination of this Agreement, Licensee and its sublicensees shall have the right to sell or otherwise dispose of its and their then remaining inventory of the

Licensed Products, subject to compliance with all applicable provisions of Article III above, including the continued payment of Royalties.

7.03           Surviving Provisions.  The provisions of Articles III, V (to the extent of any then-remaining obligations of the Parties), VI, section 7.02(b), and sections 8.01, 8.03, 8.05, and 8.06, shall survive expiration or termination of this Agreement.

Article VIII.
General.

8.01           Notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or the earlier of (i) 6 business days after the mailing thereof (postage prepaid, first class mail) and (ii) the actual receipt thereof if delivered by facsimile transmission or if mailed by first class registered mail, return receipt requested, addressed:

If to Licensor:	Mitchell S. Roslin, M.D.
149 Beach 144 Street
Far Rockaway, NY 11694

With copy to:	Matthew I. Roslin, Esq.
Executive Vice President
MED3000 Group, Inc.
Foster Plaza 10
680 Andersen Drive
Pittsburgh, PA 15220
(Facsimile No: 412-937-9221)

If to Licensee:	Cyberonics, Inc.
16511 Space Center Boulevard, Suite 600
Houston, TX 77058 Attention: Robert P. Cummins
(Facsimile No: 281-218-9332)

With copy to:	Blank Rome Comisky & McCauley LLP
900 17th Street, N.W., Suite 1000
Washington, D.C. 20006
Attention: Donald R. Greene, Esq.
(Facsimile No: 202-463-6915)

or to such changed address as shall have been designated by notice.

8.02           Assignment.  Licensor shall not assign any rights or delegate any duties under this Agreement. Except for an assignment to a successor in interest to Licensee’s business to which this Agreement relates, Licensee shall not assign this Agreement without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed. Except as otherwise provided herein, this Agreement shall be binding on and inure to the benefit of each Party and their respective heirs, personal representatives, executors, successors and assigns.

8.03           Confidentiality.  Licensor shall protect and preserve the confidentiality of all Licensee’s Confidential Information which Licensor may learn in the course of performance under this Agreement, and Licensor agrees not to disclose any such Confidential Information to any third party or use it for his own benefit or the benefit of any third party without the prior written consent of an authorized officer of Licensee.

8.04           Cooperation.  Each Party shall cooperate, and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement.

8.05           Construction and Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas, U.S.A. applicable to contracts made and to be performed therein.

Article and section headings contained in this Agreement are for purposes of convenience of reference only, and are not intended to define or limit the contents of the respective Articles or sections or to be otherwise used for construction of the Agreement.

8.06           Entire Agreement.  This Agreement embodies the entire understanding of the Parties respecting the subject matter hereof, and supersedes all prior and contemporaneous agreements between them respecting that subject matter. This Agreement may not be modified except by a written agreement specifically referring to this Agreement and signed by both Parties. No waiver of any breach or default hereunder shall be considered valid unless given in writing and signed by the Party giving such waiver, and no waiver shall be deemed a waiver of any other contemporaneous or subsequent breach or default.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective duly authorized representatives, in one or more counterparts, all of which taken together shall be deemed one original, as of the Effective Date hereof.

LICENSEE

CYBERONICS, INC.

By: /s/ Pamela B. Westbrook
Pamela B. Westbrook. Vice President, Finance and Administration & CFO

LICENSOR

By: /s/ Mitchell S. Roslin
Mitchell S. Roslin, M.D.

EXHIBIT A
LICENSED PATENTS

•	U.S. Patent Application Serial No. 09/346,396, filed July 1, 1999 in the U.S. Patent and Trademark Office (PTO).

•	Patent Cooperation Treaty (PCT) Application Serial No. US/00/____ , filed June 30, 2000 in United States Receiving Office, based on U.S. Serial No. 09/346,396.

EXHIBIT B
ROYALTY RATE

The royalty rate payable under Article III of this Agreement shall be:

1.0 % on the first US$10 million of Net Sales of the Licensed Products; and 0.5% of Net Sales of the Licensed Products thereafter.

Attachment E
CYBX Press Release

CYBERONICS LICENSES OBESITY-RELATED PATENTS

HOUSTON, Texas, [December xx], 2007 – Cyberonics, Inc. (NASDAQ:CYBX) announced that effective [today] the company has entered into an agreement with Ethicon Endo-Surgery, Inc., a Johnson & Johnson company, granting Ethicon Endo-Surgery exclusive rights to the company’s patents and patent applications pertaining to vagus nerve stimulation (“VNS”) for the treatment of obesity and two related co-morbidities, diabetes and hypertension, in overweight patients.

Ethicon Endo-Surgery has agreed to pay Cyberonics a signing fee of $9.5 million and royalties on commercial sales of products covered by the subject patents.

“This agreement advances our mission to improve the lives of people affected by chronic neurological disorders,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Out-licensing our obesity-related patents permits us to obtain value from these assets while we continue to focus on our other strategic objectives – achieving positive cash flow and profitability, growing our core epilepsy business, and appropriately developing our treatment-resistant depression business – and provides an opportunity for a device leader in the obesity space to utilize Cyberonics’ assets in developing weight reduction solutions.”

More than 46,000 patients worldwide have benefited from VNS Therapy during the past 10 years.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.VNSTherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning achieving positive cash flow and profitability, growing our core epilepsy business, appropriately developing our TRD business, and developing VNS as a viable therapy for weight reduction. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the TRD indication; adverse changes in coverage or reimbursement amounts by third parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of new material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Attachment F
Zabara Agreement

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of March 15, 1988 by and between CYBERONICS, INC., a Delaware corporation, having a principal place of business at 827 W. Main Street, League City, TX 77573 (“Licensee”), and DR. JACOB ZABARA, an individual residing at 200 Locust Street, #22F, Philadelphia, PA 19106 (“Licensor”).

WHEREAS, Licensor owns a patent relating to Neurocyberenetic Prosthesis Technology (U.S. Patent No. 4,702,254) and other pending patent applications and know-how, and technology relating thereto (collectively referred to as the “Technology”); and,

WHEREAS, Licensee wishes to obtain all exclusive license under the Licensed Patents as hereinafter defined and under the Technology generally to further test and develop the Technology and to manufacture and market products based on such Technology upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants hereinafter contained, the parties agree as follows:

1.	Definitions.

(a)           The term “Licensed Patents,” as used in this Agreement, shall mean and include both individually and collectively the United States and foreign patents and patent applications listed in Schedule A attached to this Agreement, such additional United States and foreign patent applications acquired by Licensor on improvements and variations upon inventions disclosed in said listed applications or other inventions “in the field of nerve stimulation, and such additional patent applications as may be filed by Licensor pursuant to Section 7 of this Agreement, all Letters Patent which shall issue on said applications and any division thereof, and all reissues, continuations, or extensions of said Letters Patent.

(b)           The term “Product,” as used in this Agreement, shall mean a product or portion of a product that (i) embodies a device invention claimed in a Licensed Patent (or which had been “claimed” in a Licensed Patent which has been declared invalid), or (ii) which is specifically intended to be used to practice a method claimed in a Licensed Patent (or which had been “claimed” in a Licensed Patent which has been declared invalid) and which is manufactured and sold by or for Licensee (or its sublicensees); provided that at the time and in the territory of manufacture or sale of such Product a Licensed Patent is pending or in force claiming such device or method (or such device or method had been “claimed” in a Licensed Patent previously valid in the territory of manufacture or sale but which has been declared invalid).

2.Licensor’s Representations & Warranties. Licensor represents and warrants that:

(a)           He owns the Licensed Patents and has the legal power and authority to extend the rights granted to Licensee pursuant to this Agreement and he has not assigned, licensed, pledged or compromised the Licensed Patents or made any commitments or offers inconsistent with or in derogation of the rights created by this Agreement.

(b)           Neither the Licensed Patents nor any claims contained therein have been declared invalid or unenforceable and to the best of Licensor’s knowledge there are no patent infringement suits or asserted patent infringement claims pertaining to the Licensed Patents and there are no suits or claims attacking the validity of any Licensed Patent, and Licensor knows of no basis for any such claim.

(c)           Licensor has no knowledge of any information likely to have a material effect on the validity or enforceability of any Licensed Patent or any claim thereof which was not disclosed to the Patent Office of the respective countries in which Patent Applications were filed during the prosecution of the application from which any Licensed Patent matured or, with respect to pending applications, from which any Licensed Patent may mature.

3.License.

(a)           Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions herein after specified, the exclusive, worldwide right and license under the Licensed Patents and Technology to further test and develop the Technology, to make, to have made, to use, to sell, to lease, to implant, and to have implanted and otherwise dispose of Products and to sublicense the rights created hereby pursuant to the terms of Section 5 hereof. Such license shall be perpetual unless this Agreement is terminated pursuant to Section 3.0 hereof.

(b)           Any person, firm, or corporation purchasing Products from Licensee or any Sublicensee hereunder, and its successors and assigns, shall automatically enjoy a royalty-free right under the Licensed Patents to implant and/or have implanted and to use the particular Product, and to manufacture, purchase, implant, and use any auxiliary products which may be necessary or desirable to provide a complete implant.

4.Royalties, Records and Reports.

(a)           Licensee agrees to pay to Licensor, in consideration for the license granted pursuant to this Agreement, royalties on the Net Sales Value (as hereinafter defined) of all Products sold during the term of this Agreement at the rate of six percent (6.0%) on the first $12,000,000 of Net Sales Value and three percent (3.0%) on all Net Sales Value after said $12,000,000, cumulative and not annual, for the life of U.S. Patent No, 4,702,254, including any extensions, renewals, continuations, divisions, or continuations-in-part thereof. Upon expiration of the last to expire of U.S. Patent No. 4,702,254 (including any extensions or renewals thereof) or any continuation, division or continuation-in-part thereof, the royalty rate payable pursuant to this Section 4(a) shall be reduced to two percent (2.0%) on the first $12,00.0,000 of Net Sales Value and one percent (1.0%) on all Net Sales Value after said $12,000,000, cumulative and not annual. It is understood and agreed that Licensee shall have no obligation to make any payment to Licensor under this Section 4(a) or Section 4(d) from and after the date on which all of the Licensed Patents (including any extensions or renewals thereof) have expired or have been declared invalid by any judicial decree, order or final judgment beyond right of further appeal, except royalties at the percentile rate specified in this Section 4(a) or Section 4(b), as the case may be, on the Net Sales Value of Products sold under the license created by Section 3 of this

Agreement prior to such date, and upon such date the license granted by Section 3 hereof shall be fully paid.

(b)           If U.S. Patent No. 4,702,254 and all continuations, divisions, and continuations-in-part thereof are held invalid by any judicial decree, order or final judgment beyond further right i of appeal, the-percentile rate at which royalties shall be payable to Licensor pursuant to Section 4(a) shall be retroactively reduced to two percent (2.0%) on the first $12,000,000 of Net Sales Value and one percent (1.0%) on all Net Sales Value after said $12,000,000 with respect to Products sold after the filing of a claim in a court of competent jurisdiction which claim results in the invalidation of U.S. Patent No. 4,702,254 and all continuations, divisions and continuations-in-part thereof (the “Claim”).

(c)           In the event of U.S. Patent No. 4,702,254 .and all continuations, divisions and continuations-in-part thereof being declared invalid, and notwithstanding anything to the contrary contained herein, no further royalty payments shall be made to Licensor until such time as the aggregate royalties payable on products sold after filing of the Claim at the percentile rate specified in Section 4(b) are equal to the actual aggregate royalties already paid to Licensor on products sold after filing of the claim, at which time royalty payments as provided in this Section 4 shall resume. The right created by this Section 4(c) shall be a right to recover excess royalties paid during the pendency of the claim from future royalties payable to Licensor hereunder only; Licensee shall have no right, claim or cause of action against Licensee to recover such excess royalties from Licensor.

(d)           Licensor agrees to pay Licensee a minimum royalty of $36,000 per year ($12,000 per year if the events specified in Section 4(b) occur), payable on a monthly basis until a Product is first sold and on a quarterly basis thereafter. Payments made pursuant to this Section 4(d) shall be paid at the beginning of the month or quarter, as the case may be, and shall be deducted from any royalties payable pursuant to Section 4(a) and shall not constitute an additional royalty obligation of Licensee.

(e)           The term “Net Sales Value,” as used in this Section 4, shall mean the full amount actually received by Licensee or its sublicensees (exclusive of sales by Licensee to its sublicensees) for Products sold by Licensee or its sublicensees to customers less the sum of the following, where applicable:

(i)           Discounts allowed, commissions paid in lieu of trade discounts, and commissions paid to independent sales representatives or agents, in the amounts customary in the trade;

(ii)           Sales and/or use taxes (or other taxes equivalent thereto), duties or any other taxes or levies directly imposed by any governmental authority upon and with reference to particular sales;

(iii)           Outbound transportation costs prepaid or allowed by way of freight equalization or otherwise;

(iv)           Cartons, packing, and crating charged separately ;

(v)           Amounts refunded, allowed, or credited in connection with shortages, returns, or defective, articles;

(f)           Where proceeds from the sale of Products are received in currency other than United States Dollars, the Net Sales Value of such foreign sales shall be the U.S. Dollar equivalent of such proceeds determined by multiplying the foreign currency actually received by the applicable exchange rate in effect on the last day in the quarter in which such proceeds were received, as published in the Wall Street Journal for such date.

(g)           Only one royalty shall be payable on a Product at the applicable percentile rate specified in Section 4(a) or 4(b), as the case may be, regardless of the number of Licensed Patents or use of Technology under which such Product has been manufactured, used or sold. In those cases where a Product is sold as a part of an article which includes additional materials or components, the production of which does not use the inventions of the Licensed Patents, the Net Sales Value shall be based on the sales price at which Licensee would sell the Product independently of such other materials or components in an arm’s length transaction.

(h)           Licensee agrees to keep full, true, and accurate records and books of account containing all particulars which may be necessary to show the royalties payable to Licensor. Such books of account shall be kept at Licensee’s principal place of business and shall be available, upon thirty (30) days notice, for inspection during business hours, by independent auditors reasonably acceptable to Licensee appointed and paid by Licensor provided, however, that if upon audit it is determined that Licensor is entitled, to., receive an additional royalty amount in excess of five percent (5%) over the amount previously paid during the period subject to “audit, then Licensee shall pay the reasonable fees and expenses of such independent auditors. Such records shall be retained by Licensee for a period of six (6) years following the end of the calendar year to which they pertain; provided, however, that Licensor’s right to inspect such records pursuant to this Section 4(h) shall be limited to the right to inspect records pertaining to the two-year period ending on the close of the calendar quarter immediately preceding such inspection. Only one such inspection shall be made in any calendar year. The auditors shall disclose to Licensor only the gross sales value of Products sold, the deductions therefrom, the Net Sales Value thereof, and the amount of royalties due and payable to Licensor thereon, along with any necessary supporting evidence. Any information obtained by the auditors from any such inspection shall be kept confidential by Licensor and the auditors and shall be used only for the purpose of determining the correctness of the statements of Net Sales value and royalties due and payable to Licensor. The auditors shall be employed expressly upon such terms and conditions.

(i)           Licensee agrees that on or before the 60th day after the close of each of its quarterly accounting periods throughout the term of this Agreement, Licensee shall forward to Licensor a statement, certified by an Officer of Licensee, of the receipts for Products sold by Licensee for which payment is received during the accounting period preceding the period in which each such statement is rendered, the aggregate in each category of deductions which have been made therefrom pursuant to the provisions of section 4(e) above, and the royalties payable thereon. Licensee shall concurrently forward to Licensor a Statement of the receipts for Products sold by sublicensees for which Licensee received royalty or other licensing fees from such sublicensees during the accounting period preceding the period in which each such statement is rendered, the aggregate in each category of deductions which have been made therefrom pursuant to Section 4(e) above, and the royalties payable thereon. Licensee shall simultaneously pay to Licensor the amount of royalties due.

(j)           The parties agree that any subsequent downward adjustments of Licensee’s and its sublicensees’ receipts from any particular sale of Products upon which royalties have been paid, due to Product failure or inadequacy, cancellation of purchase orders or contracts, or any other event causing Licensee to make a financial refund to its customers, either in whole or in part, will be credited against any future receipts on which royalties become payable.

5.	Sublicensing.

(a)           Licensee shall have the exclusive right under the Licensed Patents to grant sublicenses to others provided, however, that with respect to Products sold by any such sublicensee, Licensee shall pay to Licensor royalties equal to the royalties that would have been payable with respect to such Product sales had such sales been made by Licensee. The Net Sales Value of sales made by any sublicensees shall be aggregated with the Net Sales Value of Sales made by Licensee for determination of the applicable royalty rate payable pursuant to Section 4(a) or 4(b), as the case may be.

(b)           Licensee shall consult with Licensor regarding any prospective sublicensees. Notwithstanding the foregoing, the granting by Licensee of sublicenses under the Licensed Patents shall be in the sole discretion of Licensee, and Licensee shall have the sole power to determine whether or not to grant sublicenses, to whom such sublicensees shall be granted and the royalty rates and terms and conditions of such sublicenses.

6.	Assignment.

(a)           This Agreement and the licenses and rights hereunder are not assignable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that without obtaining Licensor’s consent, Licensee may assign its rights and obligations hereunder to a successor in interest who acquires substantially all of the business of Licensee whether by sale of substantially all of the assets, sale of stock, merger or other form or corporate reorganization.

(b)           This Agreement shall inure to the benefit of and be binding upon Licensor and Licensee, and their respective successors and assigns.

7.	Future Filings; Patent Expenses.

(a)           In the event that Licensee should wish Licensor to file any patent applications corresponding to any of the Licensed patents in specific countries other than those enumerated in Schedule A or file any patent applications on improvements and variations upon inventions disclosed in the Licensed Patents or other inventions in the field of nerve stimulation, it shall advise Licensor in writing, naming such countries or improvements, variations or inventions, as the case may be. Licensor shall thereupon file patent applications as requested. All such patent applications and patents shall be filed in the name of and, be the property of Licensor and shall be included in the Licensed Patents. Licensee shall pay the reasonable expenses, including reasonable fees for patent counsel, for filing, prosecuting, and paying annuities or applicable maintenance fees on such requested patent applications, on any patent applications relating to the Technology pending as of the date thereof and shall pay the issuance fee of and any applicable maintenance fee on any patent issued thereon. In the event Licensee elects to discontinue pursuing any patent application or applications (whether or not such applications have been prepared or filed) it shall so notify Licensor in writing and Licensor shall discontinue pursuing such application or applications (or may pursue such application or applications at its own expense); provided, however, that Licensee shall pay the reasonable expenses, including reasonable fees for patent counsel, incurred prior to Licensee notifying Licensor of its election not to pursue an application or applications. Licensor further agrees that he will not file any patent applications relating to the Licensed Patents, the Technology or the field of nerve stimulation without the consent of Licensee; provided, however, that if such consent is withheld, Licensor may file such application but shall bear all expenses associated with such filing or any patent issuing thereon.

(b)           In the event that Licensee notifies Licensor that Licensee would like Licensor to file any patent applications pursuant to Section 7(a) and Licensor fails to take reasonable steps within a reasonable amount of time to prepare and file such application or applications, Licensee reserves the right hereunder to retain its own patent counsel to prepare and prosecute any such patent applications, and Licensor hereby agrees to assist and cooperate with Licensee’s patent counsel in the preparation and prosecution of such patent applications; provided, however, that notwithstanding Licensee’s retention of patent counsel, Licensee shall pay the reasonable fees of Licensor’s patent counsel actually incurred in connection with reviewing any patent applications prepared by Licensee’s patent counsel.

8.Covenants.

(a)           Licensor shall promptly furnish Licensee with copies of all applications for Letters Patent licensed hereunder and shall keep Licensee promptly informed as to their prosecution, sending Licensee copies of Patent Office actions and amendments to such applications.

(b)           Licensor covenants that for the term of this Agreement he will use his best efforts to renew and maintain all Licensed Patents (at Licensee’s expense as provided in Section 7 hereof).

(c)           Licensor covenants that for the term of this Agreement he will not assign, license, pledge or compromise the Licensed Patents nor make any commitments or offers inconsistent with or in derogation of the rights created by this Agreement.

(d)           Licensee covenants that for the term of this Agreement it will use its best efforts to develop and market a Product or Products.

9.Term.  This Agreement shall expire at the earlier of (i) the end of the full term of each Letters Patent included in the Licensed Patents or (ii) at such time as all of the Licensed Patents shall have been declared invalid by any judicial decree, order or final judgment beyond further right of appeal; provided, however, that the license created hereby shall survive expiration of this Agreement as provided in Section 3(a) hereof.

10.Termination.

(a)           This Agreement may be terminated by Licensee as follows:

(i)           For the first three (3) years of this Agreement, Licensee may terminate this Agreement without cause on the first, second or third anniversary of execution hereof by Licensee provided Licensee gives written notice to Licensor of its intention to terminate no later than sixty (60) days before such anniversary.

(ii)           If this Agreement is not terminated within the first three years as set forth above, this Agreement shall run for successive three-year periods starting from the third anniversary of execution thereof by Licensee and may not be terminated by Licensee without cause during such three-year periods but may be terminated without cause by Licensee at the end of each such three-year period provided Licensee gives notice of its intention to terminate no later than sixty (60) days before the expiration of such three-year period;

(iii)           In addition to the foregoing, this Agreement may be terminated by Licensee in the event that Licensor shall have materially breached any provision hereof, provided that Licensee shall first give written notice of its intention to terminate which notice shall state the grounds thereof and provided further that Licensor shall have sixty (60) days to cure any alleged breach.

(b)           This Agreement may be terminated by Licensor for cause only and provided that Licensor shall first give written notice of his intention to terminate which notice shall state the grounds thereof. Licensee shall have sixty (60) days from receipt of any such notice to cure any alleged breach. Subject to the provisions of Section 11 hereof, “Cause” for purposes of this Section 10(b) shall be defined as:

(i)           Failure of Licensee to make royalty payments as provided in Section 4 hereof;

(ii)           Failure to begin feasibility clinical studies of the Technology (such as would be permitted under the “Custom Devise” exemption of the United States Food and Drug Administration (“FDA”)) within one (1) year of the date hereof if stimulators developed and purchased from an independent producer are used or two (2) years from the date hereof if a stimulator developed by Licensee is used;

(iii)           Failure to begin formal clinical studies of the Technology (such as would be permitted under the Investigational Device Exemption of the FDA) within three (3) years from the date hereof;

(iv)           Failure to file a Pre-Market Approval Application with the FDA within six (6) years from the date hereof.

(c)           Upon termination of this Agreement pursuant to this Section 10, all licenses, rights, and obligations hereunder shall cease and terminate and Licensee shall immediately cease manufacturing and selling Products; provided, however, that the licenses and rights granted under Section 3 hereof shall continue as to all Products previously manufactured during the term of this Agreement, or actually in manufacture upon the date of termination, for the full terms of the Letters Patent under which such Product is manufactured, provided that royalties are paid with respect to such Products pursuant to Section 4 hereof.

11.Force Majeure.  The time by which, the conditions subsequent specified in Sections 10(b)(ii) — (iv) must be satisfied shall be extended for a period of time equal to the period of any delay resulting from delays or difficulties arising in connection with the clinical studies and/or obtaining requisite regulatory approval provided such delays or difficulties are due to events beyond the control of Licensee.

12.Marketing Requirements.  Licensee shall provide with all Products such notice or notices of the Licensed Patents reasonably contemplated to comply with the laws of the countries under which such Letters Patent have issued.

13.Technical Assistance.  Licensor shall assist, consult, and cooperate with Licensee in the development, design, engineering, manufacturing/testing and inspection of the Products. Licensor shall provide such assistance to Licensee at such times and for such duration as Licensee shall reasonably request, provided such assistance does not interfere with Licensor’s responsibilities as a faculty member of Temple University. For two (2) years from the date of this Agreement, such assistance shall be provided to Licensee without compensation (other than reimbursement of out-of-pocket expenses reasonably incurred in connection with providing such assistance). Following such initial two-year period, Licensor shall continue to provide such assistance as Licensee may reasonably request and shall be compensated therefor as provided in the separate consulting agreement executed concurrently herewith.

14.Patent Enforcement.  Licensee may bring any action for infringement of the Licensed Patents either in Licensor’s name alone or jointly with Licensor and Licensor agrees to assist Licensee in any such action upon Licensee’s request. Any such action brought by Licensee shall be solely at Licensee’s expense, and any amounts recovered thereby shall be divided between Licensee and Licensor as follows:

(a)           Licensee shall first recoup all expenses and legal fees expended in such action,

(b)           The amount recovered, net of Licensee’s expenses and fees as provided in Section 14(a), shall be divided eighty percent (80%) to Licensee and twenty percent (20%) to Licensor.

15.Public Statements.

(a)           Licensor agrees not to publish or caused to be published any article, study, analysis, or other writing concerning the Technology or stimulation of the vagus nerve for the treatment of epilepsy and not to deliver or permit others to deliver any oral presentation prepared by Licensor containing information concerning the Technology or stimulation of the vagus nerve for the treatment of epilepsy (such writings and presentations being referred to as “Public Statements”) prior to the earlier of (i) three years from the date hereof, or (ii) the clinical investigators publishing or presenting the results of the clinical studies of the Technology conducted on the initial is patients. After such publication by the clinical investigators or three years, whichever is earlier, Licensor shall not, for the term of this Agreement, make any Public Statement without first obtaining the written consent of Licensee, which consent shall not be unreasonably withheld. The restrictions on Licensor’s right to make Public statements created by this Section 15(a) shall, terminate immediately in the event that all of the clinical investigators withdraw from the clinical study.

(b)           Licensee agrees that Licensor may have access to technical data generated in connection with scientific studies concerning the Technology conducted by or on behalf of Licensor and, subject to Section 15(a), may use such data in writings or oral presentations concerning the Technology. Licensee further agrees that Licensor will be named as a co-author in any article, study, analysis or other writing concerning the Technology if Licensor actively participated in the underlying research. Licensee further agrees that Licensor shall have the right to review any article, study, analysis or other writing prepared by or on behalf of Licensee prior to publication; provided, however, that Licensee reserves the right to publish or present any such article, study, analysis or writing notwithstanding Licensor’s objections thereto.

16.General.

(a)           Modification. This Agreement may be modified only by a writing signed by each party.

(b)           Nonwaiver. The failure of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.

(c)           Notices. Notices under this Agreement shall be sufficient only if mailed by certified or registered United States mail, return receipt requested, or personally delivered to the parties at their addresses first set forth above or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received three (3) days after deposit.

(d)           Entire Agreement. This Agreement terminates the letter of intent between Licensor, Reese Terry, Cyberonics, Inc., a Texas corporation (“Cyberonics Texas”), as amended and assigned from Cyberonics Texas to Licensee, and supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with the written instrument, submitted by any party.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LICENSOR: DR. JACOB ZABARA

/s/ Jacob Zabara

LICENSEE: CYBERONICS, INC. a Delaware corporation

/s/ Reese S. Terry, Jr.

SCHEDULE A
UPDATED ATTACHMENT TO
JACOB ZABARA LICENSE AGREEMENT
December 31, 1991

Date
4,702,254	US	NeuroCybernetic Prosthesis	Oct. 27, 1987
4,867,164	US	NeuroCybernetic Prosthesis	Sept. 19, 1989
5,0258,807	US	NeuroCybernetic Prosthesis	June 25, 1991
577,549	Australia	NeuroCybernetic Prosthesis	March 3, 1989
1,259,379	Canada	NeuroCybernetic Prosthesis	September 12, 1989
0,156,854	Eurpoean	NeuroCybernetic Prosthesis	September 5, 1990
Austria, Belgium, Switzerland, Germany, France, United
Kingdom, Liechtenstein, Luxembourg, Netherlands, Sweden
503,504/84	Japan	Application Number	September 11, 1984

Attachment G

Licensed Know-How

None